                                                                    Exhibit 12.1
                                                                    ------------
                             ALAMOSA (DELAWARE), INC.
                Computation of Ratio of Earnings to Fixed Charges


                                                     1998            1999          2000
                                                ------------    ------------    ------------
Income (Loss) from Operations                   $   (923,822)   $(32,835,859)   $(80,188,100)

Fixed Charges
  Interest Expense (included Amtz of Cap Int)             17       2,641,293      25,774,925
  Interest Capitalized                                               656,985
  Amortization of Debt Issuance                                      331,063       1,397,546

Capitalized Interest                                    --          (656,985)           --
Amortization of Debt Issuance
                                                ------------    ------------    ------------
Earnings (Loss)
    before fixed charges                            (923,805)    (29,863,503)    (53,015,630)
                                                ============    ============    ============

Interest Expense                                          17       2,641,293      25,774,925
Capitalized Interest                                    --           656,985            --
Amortization of Debt Issuance                           --           331,063       1,397,546
                                                ------------    ------------    ------------
Fixed Charges                                             17       3,629,341      27,172,471
                                                ============    ============    ============

Deficiency of earnings
   to fixed charges (1)                             (923,822)    (33,492,845)    (80,188,100)
                                                ============    ============    ============

(1) For purposes of computing the deficiency of earnings before fixed charges, fixed charges consist of interest expense, rental expense, and amortization of expense related to indebtedness. The deficiency of earnings before fixed charges is the amount required for the ratio of earnings to fixed charges to be one-to-one.